FIFETEENTH AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS FOURTEENTH AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of July 18, 2022 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and NORTHERN LIGHTS FUND Trust IV (the “Fund”), an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule V (Portfolios of the Trust) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Trust entered into a Custodian and Transfer Agent Agreement, dated as of October 20, 2016 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended by deleting the existing Schedule V (Portfolios of the Trust) to the Agreement and replacing it with the Schedule V (Portfolios of the Trust) attached hereto.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, portable document format (pdf) or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Fifteenth Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: _/s/ Hugh Bolton_

Name: Hugh Bolton

Title: Managing Directo

Date: 21 July 2022

NORTHERN LIGHTS FUND TRUST IV

By: _/s/ Wendy Wang

Name: Wendy Wang

Title: President

Date: July 18, 2022

SCHEDULE V: PORTFOLIOS OF THE TRUST

Portfolios

Inspire Global Hope ESG ETF

Inspire Small/Mid Cap ESG ETF

Inspire Corporate Bond ESG ETF

Inspire 100 ESG ETF

Inspire International ESG ETF

Inspire Tactical Balanced ESG ETF

Inspire Faithward Mid Cap Momentum ESG ETF

Inspire Faithward Large Cap Momentum ESG ETF

Inspire Fidelis Multi Factor ESG ETF

Formula Folios Tactical Income ETF

Formula Folios Hedged Growth ETF

FormulaFolios Smart Growth ETF

FormulaFolios Tactical Growth ETF

Main BuyWrite ETF

Main Sector Rotation ETF

Main Thematic Innovation ETF

Main International ETF*

Monarch Ambassador Income ETF

Monarch Blue Chips Core ETF

Monarch ProCap ETF

R3 Global Dividend Growth ETF

R3 International Dividend Growth ETF*

Sterling Capital Focus Equity ETF

Sterling Capital Diverse Multi-Manager Active ETF

*Fund not yet operational